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                          TANGER FACTORY OUTLET CENTERS, INC.
                         TANGER PROPERTIES LIMITED PARTNERSHIP
                           3200 Northline Avenue, Suite 360
                           Greensboro, North Carolina  27408



                                       July 18, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


     Re: Rule 477 Letter of Withdrawal - Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership
           --------------------------------------------------------------------


Dear Sir or Madam:

     Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, we hereby request to withdraw Registration Statement on Form S-3 and Post-Effective Amendment No. 2 to Form S-3, file no. 333-92448/333-92448-01. No securities were sold in connection with Registration Statement on Form S-3 and Post-Effective Amendment No. 2 to Form S-3, file no. 333-92448/333-92448-01.

     The Registration Statement on Form S-3 and Post-Effective Amendment No. 2 to Form S-3, file no. 333-92448/333-92448-01, was filed erroneously. We had intended to file a Post-Effective Amendment to the existing registration statement, not a new registration statement.


            Thank you very much.

                                       Truly yours,

                                       TANGER FACTORY OUTLET CENTERS, INC.

                                       By:  /S/ STEVEN B. TANGER
                                          -----------------------------------
                                          Steven B. Tanger
                                          Director, President and
                                             Chief Operating Officer

                                       TANGER PROPERTIES LIMITED PARTNERSHIP
                                       By:  Tanger GP Trust, its sole
                                             general partner

                                       By:  /s/ STEVEN B. TANGER
                                          -----------------------------------
                                          Steven B. Tanger
                                          President and Trustee of
                                              Tanger GP Trust